Exhibit 10.9.1
FIRST AMENDMENT TO THE
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
DEFERRED COMPENSATION PLAN
EFFECTIVE JANUARY 1, 2005
     THIS FIRST AMENDMENT (this “First Amendment”) is effective, except as otherwise specified below, as of the date the transactions contemplated in that certain Agreement and Plan of Merger among UNCN Holdings, Inc., UNCN Acquisition Corp. and United Surgical Partners International, Inc., dated as of January 7, 2007 (the “Merger Agreement”), are consummated (the “Closing Date”), and is made by United Surgical Partners International, Inc., a Delaware corporation (the “Corporation”) as of April 18, 2007.
W I T N E S S E T H:
     WHEREAS, the Corporation sponsors the United Surgical Partners International, Inc. Deferred Compensation Plan Effective January 1, 2005 (the “Plan”) for the benefit of its eligible employees and their beneficiaries;
     WHEREAS, pursuant to Section 13.2 of the Plan, the Corporation may amend the Plan, except that no such amendment shall decrease a participant’s account balance at the time of such amendment nor shall any amendment affect the right of any participant or beneficiary who retired (or was eligible to retire) on or before the effective date of such amendment to receive benefits in the manner he or she elected;
     WHEREAS, Section 8.1 of the Plan provides that, upon a Change in Control (as such term is defined in Section 1.9 of the Plan) of the Corporation, each participant shall become fully vested in his or her account balance in the Plan;
     WHEREAS, the Corporation desires to exclude from the definition of Change in Control in Section 1.9 of the Plan the transactions contemplated by the Merger Agreement;
     WHEREAS, the Corporation further desires to amend the Plan to eliminate the “deferred stock benefit” feature, which allows certain Plan participants to defer a portion of their annual bonus to be invested in the Corporation’s stock;
     WHEREAS, to the extent any participant in the Plan has elected to defer all or any portion of his or her annual bonus for 2007 in the “deferred stock benefit” feature (the “Deferred Stock Bonus”), the Corporation desires to amend the Plan to permit such participant to (1) make an election, pursuant to the transition relief provided pursuant to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to receive in March 2008 a cash payment equal to all or any portion of such Deferred Stock Bonus, or (2) continue to defer all or any portion of such Deferred Stock Bonus and have such amounts deemed invested, on a pro rata basis, in accordance with the participant’s other investment elections under the Plan; and
     WHEREAS, the proposed amendments comply with Section 13.2 of the Plan.

     NOW, THEREFORE, the Plan is hereby amended, effective as of the Closing Date (except as otherwise specified below), as follows:
     1. Section 1.9 of the Plan is hereby amended in its entirety, effective January 1, 2007, to read as follows:
     1.9 “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (a) a merger, consolidation or other reorganization approved by the Company’s stockholders, UNLESS securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by (i) the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction, or (ii) WCAS; (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets in a complete liquidation or dissolution of the Company other than to WCAS; or (c) the acquisition, directly or indirectly by any person or related group of persons, other than (i) the Company, (ii) a person that directly or indirectly controls, is controlled by, or is under common control with, the Company, or (iii) WCAS, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended from time to time) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; provided, however, that in no event will any of the transactions contemplated by that certain Agreement and Plan of Merger among UNCN Holdings, Inc., UNCN Acquisition Corp. and United Surgical Partners International, Inc., dated as of January 7, 2007, constitute a Change in Control for purposes of the Plan. In the event this definition of “Change in Control” fails to meet the limitations or requirements of section 409A of the Code and the regulations promulgated thereunder, then this Section 1.9 shall be modified by action of the Committee to the extent necessary to satisfy the requirements of section 409A of the Code and the regulations promulgated thereunder.
     2. A new Section 1.10A is hereby added to the Plan to read as follows:
     1.10A “Closing Date” shall mean the date the transactions contemplated in that certain Agreement and Plan of Merger among UNCN Holdings, Inc., UNCN Acquisition Corp. and United Surgical Partners International, Inc., dated as of January 7, 2007, are consummated.
     3. Section 1.18 (“Deferred Stock Benefit”), Section 1.19 (“Deferred Stock Bonus”), and Section 1.20 (“Deferred Stock Participant”) are hereby deleted in their entirety.
     4. Section 1.25 of the Plan is hereby amended in its entirety to read as follows:

     1.25 “Elective Deferral Account” shall mean the sum of (a) a Participant’s Deferral Amount, plus (b) earnings, gains, losses, and changes in value of the Deemed Investments thereon credited (or debited) in accordance with Section 3.7, net of all distributions from such account. This Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to the Plan. The Elective Deferral Account shall also include (x) the participant accounts previously held under the United Surgical Partners International, Inc. Deferred Compensation Plan, effective February 12, 2002, which were originally deemed invested in Stock but which are now deemed invested pursuant to Section 3.6, and (y) the participant accounts previously held under the United Surgical Partners International, Inc. Supplemental Retirement Plan.
     5. Section 1.28 (“Fair Market Value”) of the Plan is hereby deleted in its entirety.
     6. A new Section 1.42A is hereby added to the Plan to read as follows:
     1.42A “WCAS” shall mean Welsh, Carson, Anderson & Stowe X, L.P., a Delaware limited partnership, and any entity controlled by it.
     7. Section 2.1 of the Plan is hereby amended in its entirety to read as follows:
     2.1 Selection by Committee. Participation in the Plan shall be limited to (a) non-employee directors of an Employer and (b) employees of an Employer who are part of a select group of management or highly compensated employees. From the foregoing, the Committee shall select, in its sole and absolute discretion, individuals to participate in the Plan.
     8. Section 3.1 of the Plan is hereby amended in its entirety to read as follows:
     3.1 Deferred Compensation.
          (a) Minimum. For each Plan Year, a Participant may elect to defer Base Salary and/or Annual Bonus otherwise payable in respect of such Plan Year in the following minimum amounts for each deferral elected:

Deferral	Minimum Amount
Base Annual Salary	$5,000
Annual Bonus	$5,000
     If no election is made, the amount deferred shall be zero.
          (b) Short Plan Year. If a Participant first becomes a Participant after the first day of a Plan Year, the minimum Base Annual Salary and/or Annual Bonus deferral shall be an amount equal to the minimum set forth above, multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

          (c) Maximum. For each Plan Year, a Participant may elect to defer a percentage of his or her Base Annual Salary and/or Annual Bonus otherwise payable in respect of such Plan Year up to the following maximum amounts:

Deferral	Maximum Amount
Base Annual Salary	75%
Annual Bonus	100%
     9. Section 3.4 of the Plan is hereby amended in its entirety, effective as of the Closing Date except as otherwise specified therein, to read as follows:
     3.4 Discretionary Company Matching Contribution. Each Plan Year, the Company may make a Discretionary Company Matching Contribution on behalf of any or all Participants depending upon the financial strength of the Company. To the extent the Company makes a Discretionary Company Matching Contribution for any Plan Year, the amount of such Discretionary Company Matching Contribution shall be determined in the sole discretion of the Committee; provided, however, the Company generally intends to make Discretionary Company Matching Contributions in an amount equal to fifty percent (50%) of the Participant’s Base Annual Salary deferred and fifty percent (50%) of the Participant’s Annual Bonus deferred for such Plan Year, but, in no event shall such Discretionary Company Matching Contributions exceed five percent (5%) of the Participant’s aggregate Base Annual Salary and Annual Bonus for the year. To become eligible for the Discretionary Company Matching Contributions, a Participant must defer a sufficient amount to the United Surgical Partners International 401(k) Plan (the “401(k) Plan”) to maximize the Company’s matching contribution under the 401(k) Plan; provided, however, the Discretionary Company Matching Contribution under the Plan shall be calculated separately from and be in addition to the Company’s matching contribution under the 401(k) Plan. The Committee may determine for any Plan Year that no Discretionary Company Matching Contribution will be made.
     10. Section 3.6 of the Plan shall be amended in its entirety to read as follows:
     3.6 Selection of Deemed Investments.
          (a) The Committee shall select the Deemed Investments whose performance will measure the amounts to be credited under Section 3.7 to the Account Balances of Participants. The selection of Deemed Investments shall be for bookkeeping purposes only, and the Company shall not be obligated to actually invest any money in the Deemed Investments, or to acquire or maintain any actual investment.
          (b) With respect to any amounts that a Participant elected to defer under the Plan pursuant to the “deferred stock benefit” feature that was available under the Plan prior to the Closing Date, such amounts shall be deemed invested, as of the Closing Date, in the money market investment fund offered within the Deemed Investment alternatives. The MSF Blackrock Money Market Portfolio is the money market investment alternative as of the the date hereof and the specific Deemed Investment offered in this category is subject to change at the discretion of the Committee.
     11. Section 3.7 of the Plan shall be amended in its entirety to read as follows:
     3.7 Crediting of Earnings, Gains, Losses, and Changes in Value of Deemed Investments. The Committee shall determine, in its discretion, the exact times and methods for crediting or charging each Participant’s Account Balance (and such Participant’s Elective Deferral Account, Discretionary Company Matching Contribution Account, and any Annual Deferral Amount paid as an In-Service Distribution under Section 4.1) with earnings. The Committee may, at any time, change the timing or methods for crediting earnings to Annual Deferral Amounts, Discretionary Company Matching Contributions, and payments of benefits and withdrawals under this Plan; provided, however, that the times and methods for crediting or debiting such items in effect at any particular time shall be uniform among all Participants and Beneficiaries.
     12. A new Section 4.3 shall be added to the Plan to read as follows:
     4.3 Cash Out of 2007 Annual Bonus Amount. Pursuant to and in accordance with Notice 2006-79 promulgated by the Internal Revenue Service to extend the transition relief applicable to nonqualified deferred compensation plans otherwise subject to the requirements of section 409A of the Code, the Company may permit certain Participants, who previously elected to defer any portion of their Annual Bonus for 2007 pursuant to the “deferred stock benefit” feature that was available under the Plan prior to the Closing Date, to execute a one-time election to accelerate payment of all or any portion of the Participant’s Annual Bonus for 2007 that the Participant previously elected to defer and to receive such amounts in the form of a lump sum cash payment. The Company may impose such other terms and conditions on any election or payment made pursuant to this Section 4.3 as it determines, in its sole discretion, to be necessary or advisable in order to comply with Notice 2006-79. If an eligible Participant does not elect to have such deferred portion of his or her Annual Bonus for 2007 cashed out or elects to have less than the entire deferred portion of his or her Annual Bonus for 2007 cashed out, the amount of such deferral that remains in the Plan will be deemed invested under the Plan in accordance with Section 3.6(b) hereof.
     13. Section 10.1 of the Plan shall be amended in its entirety to read as follows:
     10.1 Payment of Benefits. All amounts payable pursuant to the Plan shall be distributed in cash.
     Except as set forth above, the Plan shall continue to read in its current state.

     IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Corporation as of the date set forth above.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC., a Delaware corporation

By:	/s/ John J. Wellik
Title:	Senior Vice President